Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of March 22, 2016 (the “Effective Date”), by and between Reliant Bank, a banking corporation organized under the laws of the State of Tennessee (“Bank” or “Employer”), and Wallace E. Gammon, Jr., a resident of the State of Tennessee (“Executive”). Bank and Executive are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”

R E C I T A L S

A. Bank desires to employ Executive as Executive Vice President, Director of Operations of Bank, and Executive desires to accept such employment.

B. The Parties desire to set forth in this Agreement the terms and conditions upon which Executive will be so employed.

NOW THEREFORE, in consideration of the premises set forth above, the mutual agreements hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, effective as of the Effective Date, the Parties hereby agree as follows:

1. Definitions . Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a) “Affiliate” shall mean any person that controls, is controlled by, or is under common control with another person. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of a person. The Parties acknowledge that, for purposes of this Agreement, Bank and the Company will be considered Affiliates.

(b) “Agreement” shall mean this Employment Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c) “Area” shall mean, during the period of Executive’s employment, a radius of 75 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Bank and/or its Affiliates from time to time during the period of Executive’s employment, and, following the period of Executive’s employment, a radius of 75 miles from each banking office (whether a main office, branch office, or loan or deposit production office) maintained by Bank and/or its Affiliates as of the last day of Executive’s employment.

(d) “Board of Directors” shall mean the board of directors of Bank and, where appropriate, any committee or designee thereof.

(e) “Business of Employer” shall mean the business conducted by Employer, which is the business of commercial and consumer banking.

(f) “Cause” shall mean:

(i) In the context of the termination of this Agreement by Employer:

(A) a breach of the terms of this Agreement by Executive not cured by Executive within 10 business days after his receipt of Employer’s written notice thereof, including without limitation failure by Executive to perform Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(B) any act by Executive of fraud against, misappropriation from, or dishonesty to Employer or any Affiliate of Employer;

(C) the arrest of Executive for, charge of Executive with, or conviction of Executive of any crime;

(D) conduct by Executive that amounts to willful misconduct, gross neglect, or a material failure to perform Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have 10 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(E) the exhibition by Executive of a standard of behavior within the scope of or related to his employment that is in violation of any written policy or code of Employer or any Affiliate of Employer; provided that the nature of such behavior shall be set forth with reasonable particularity in a written notice to Executive who shall have 10 business days following delivery of such notice to cure such alleged behavior, provided that such behavior is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(F) conduct or behavior by Executive that, in the reasonable opinion of the Board of Directors, has harmed or could be expected to harm the business or reputation of Employer, including without limitation conduct or behavior that is unethical or involves moral turpitude;

(G) receipt of any form of written notice that any regulatory agency or authority having jurisdiction over Employer or any Affiliate of Employer has instituted any form of regulatory action against Executive; or

(H) Executive’s removal from office and/or permanent prohibition from participating in the conduct of Employer’s affairs by an order issued under Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e) and (g)).

(ii) In the context of the termination of this Agreement by Executive:

(A) a material reduction in the scope of Executive’s duties and responsibilities which is not consented to by Executive in writing;

(B) a material reduction, when considered in the aggregate, in the salary and other compensation and benefits provided for in Section 4 hereof from the level in effect immediately prior to such reduction, which is not consented to by Executive in writing; or

(C) a change in the location of Executive’s primary office such that Executive is required to report regularly to an office located outside of a 75-mile radius from the location of Executive’s primary office as of the Effective Date, which change is not consented to by Executive in writing.

(g) “Change of Control” shall mean:

(i) the acquisition by any person or persons acting in concert (other than any current officer(s) and/or director(s) of Employer or any Affiliate of Employer) of the then outstanding voting securities of Company, if, after the transaction, the acquiring person or persons own, control, or hold with power to vote 25% or more of the then outstanding voting securities of Company;

(ii) if, within any 12-month period (beginning on or after the Effective Date), the persons who were directors of Company immediately before the beginning of such 12-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the members of the board of directors of Company; provided that (A) any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to the board of directors of Company by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors, and (B) no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) relating to the election of directors shall be deemed to be an Incumbent Director;

(iii) a reorganization, merger, or consolidation with respect to which persons who were shareholders of Company immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power of the reorganized, merged, or consolidated company’s then outstanding voting securities entitled to vote in the election of directors; or

(iv) the sale, transfer, or assignment of all or substantially all of the assets of Company or Bank to any third party.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Company” shall mean Commerce Union Bancshares, Inc., a Tennessee corporation.

(j) “Competing Business” shall mean any person (other than an Affiliate of Employer) that is conducting any business that is the same or substantially the same as the Business of Employer.

(k) “Confidential Information” means data and information relating to the business of Employer and/or any Affiliate of Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive’s relationship with Employer and/or any Affiliate of Employer and which has value to Employer and/or any Affiliate of Employer and is not generally known to its or their competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Employer or any Affiliate of Employer (provided that no such public disclosure shall be deemed to be voluntary when made without authorization by Executive or any other employee of Employer) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means.

(l) “Disability” shall mean the inability of Executive to perform each of his duties and responsibilities under this Agreement for the duration of the short-term disability period provided for under Employer’s policy then in effect as certified by a physician selected by Employer; provided that the Parties agree that, to the extent necessary to comply with Section 409A of the Code, the definition of “Disability” hereunder shall be amended to the definition of disability required by Section 409A.

(m) “Employer Information” shall mean, collectively, Confidential Information and Trade Secrets.

(n) “Post-Termination Period” shall mean a period of 12 months following the effective date of the termination of Executive’s employment.

(o) “Trade Secrets” shall mean information of Employer or any Affiliate of Employer, including without limitation technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and lists of actual or potential customers, prospects, or suppliers, which:

(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Executive Duties.

(a) Position(s). Executive shall be employed as Executive Vice President, Director of Operations of Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to Executive from time to time in connection with the conduct of the Business of Employer. The duties and responsibilities of Executive shall be commensurate with those of individuals holding similar positions at other banks similarly organized. Executive shall report directly to the President of Bank.

(b) Full-Time Status. In addition to the duties and responsibilities specifically assigned to Executive pursuant to Section 2(a) hereof, Executive shall:

(i) subject to Section 2(c) hereof, during regular business hours, devote substantially all of Executive’s time, energy, attention, and skill to the performance of the duties and responsibilities of Executive’s employment (reasonable vacations, approved leaves of absence, and reasonable absences due to illness excepted) and faithfully and industriously perform such duties and responsibilities;

(ii) diligently follow and implement all reasonable and lawful policies and decisions communicated to Executive by the President of Bank; and

(iii) timely prepare and forward to the President of Bank all reports and accountings as may be requested of Executive.

(c) Permitted Activities. Executive shall devote substantially all of Executive’s entire business time, attention, and energies to the Business of Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, but, as long as the following activities do not interfere with Executive’s obligations to Employer, this shall not be construed as preventing Executive from:

(i) investing Executive’s personal assets in any manner which will not require any services on the part of Executive in the operation or affairs of the subject entity and in which Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in Executive owning beneficially at any time 2% percent or more of the equity securities of any Competing Business; or

(ii) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching, so long as any such activities do not interfere with the ability of Executive to effectively discharge his duties hereunder; provided that the Board of Directors may direct Executive in writing to resign from any such organization and/or cease any such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of Employer.

3. Term of Employment. The initial term of this Agreement (the “Initial Term”), and the Parties’ employment relationship, shall commence on and as of the Effective Date and, unless this Agreement is sooner terminated in accordance with its terms, shall end on the date which is the first anniversary of the Effective Date. At the end of the Initial Term (and the end of any one-year renewal term) this Agreement will automatically renew for an additional, successive term of one year, unless any Party gives the other Parties written notice of the Party’s intent to terminate this Agreement as of the end of the Initial Term (or then-current renewal term) at least 90 days prior to the end of the Initial Term (or then-current renewal term). The Initial Term and any and all renewal terms are referred to together herein as the “Term.”

4. Compensation. Employer shall compensate Executive as follows during his period of employment, except as otherwise provided below:

(a) Annual Base Salary. Executive shall be compensated at an annual base rate of $150,000 per year (the “Annual Base Salary”). Executive’s Annual Base Salary will be reviewed at least annually for adjustment based on an evaluation of Executive’s performance. Executive’s Annual Base Salary shall be payable in accordance with Employer’s normal payroll practices.

(b) Annual Incentive Compensation.

(i) Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures established by, the Board of Directors consistent with the strategic plan of Employer pursuant to any incentive compensation program that may be adopted from time to time by the Board of Directors (an “Annual Bonus”).

(ii) Any Annual Bonus earned shall be payable in cash in the year following the year in which the bonus is earned in accordance with Employer’s normal practices for the payment of short-term incentives. The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of Company and/or or Bank, and it is understood by the Parties that it is contemplated that Executive may not be eligible to receive any such Annual Bonus or other short-term incentive compensation if Company and/or Bank is subject to restrictions imposed on Company and/or Bank by the Board of Governors of the Federal Reserve System, the Tennessee Department of Financial Institutions, or any other regulatory authority, or if Company and/or Bank is otherwise restricted from making payment of such compensation under applicable law.

(c) Cellular Phone Allowance. Employer will reimburse Executive on a monthly basis, up to $100 per month, for the use of his personal cellular telephone for Employer-related business in accordance with the customary reimbursement policies of Employer, or, in the alternative, Employer may at its option provide Executive with an Employer-owned cellular telephone.

(d) Business and Professional Education Expenses; Memberships. Subject to the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense is incurred, Employer will reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of his duties hereunder; provided, however, that, as a condition to any such reimbursement, Executive shall submit verification of the nature and amount of such expenses in accordance with said reimbursement policies. Examples of appropriate categories of expenses include memberships in professional and civic organizations, professional development, and customer entertainment. Executive acknowledges that Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(d).

(e) Paid Vacation. On a non-cumulative basis, Executive shall be entitled to four weeks’ paid leave per calendar year, prorated for any partial calendar year of service. The provisions of this Section 4(e) shall apply notwithstanding any less generous paid leave policy then maintained by Employer, but the use of Executive’s paid leave shall otherwise be in accordance with and subject to Employer’s paid leave policy as in effect from time to time.

(f) Other Benefits. In addition to the benefits specifically described in this Agreement, Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees of Employer, including, by way of example only, retirement plan and health, dental, life, and disability insurance benefits. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, Employer’s standard policies and practices relating to such benefits.

(g) Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursement described in this Agreement must be incurred by Executive during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by Employer must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement, nor in-kind benefits, shall be subject to liquidation or exchanges for other benefits.

(h) Clawback of Compensation. Executive agrees to repay any compensation previously paid or otherwise made available to him that is subject to recovery under any applicable law, rule, or regulation (including any rule of any exchange or service through which the securities of the Company are then traded) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of Employer. Executive agrees to return or repay promptly any such compensation identified by Employer. If Executive fails to return or repay any such compensation promptly, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive. Executive acknowledges that Employer may take appropriate disciplinary action (up to, and including, termination of employment) if Executive fails to return or repay any such compensation. The provisions of this Section 4(h) shall be modified to the extent, and remain in effect for the period, required by applicable law, rule, or regulation.

5. Termination of Employment.

(a) Termination by Employer. During the Term, Executive’s employment, and this Agreement, may be terminated by Employer:

(i) for Cause, upon written notice to Executive approved by two-thirds of the Board of Directors;

(ii) at any time without Cause (provided that Employer shall give Executive at least 30 days prior written notice of its intent to terminate), in which event Employer (A) shall be required to pay to Executive a severance benefit equal to one times Executive’s Annual Base Salary as of the date of termination, said benefit to be payable over the course of the 12-month period following termination in accordance with Employer’s normal payroll practices, and (B) to the extent permitted by applicable law, shall reimburse Executive for the reasonable cost of premium payments paid by Executive to continue his then-existing health insurance for himself and his eligible dependents as provided by Employer for a period of 12 months following termination (for the avoidance of doubt, the termination of Executive’s employment by Employer upon the Disability of Executive under Section 5(a)(iii) below shall not be considered or deemed termination of Executive’s employment without Cause under this Section 5(a)(ii)); or

(iii) at any time upon the Disability of Executive (provided that Employer shall give Executive at least 30 days prior written notice of its intent to terminate), in which event Employer shall be required to continue to pay Executive 60% of Executive’s then-current Annual Base Salary for a period of 12 months following termination; provided that Employer’s obligation to make payment to Executive shall earlier cease if, and at the time, Executive begins receiving payments under Employer’s long-term disability policy prior to the end of such 12-month period.

(b) Termination by Executive. During the Term, Executive’s employment, and this Agreement, may be terminated by Executive:

(i) for Cause, in which event Employer (A) shall be required to pay to Executive a severance benefit equal to (1) if termination is for Cause as defined in Section 1(f)(ii)(A) or Section 1(f)(ii)(C), one times Executive’s Annual Base Salary as of the date of termination, said benefit to be payable over the course of the 12-month period following termination in accordance with Employer’s normal payroll practices, or (2) if termination is for Cause as defined in Section 1(f)(ii)(B), one times Executive’s Annual Base Salary immediately before the reduction in salary and other compensation and benefits giving rise to termination, said benefit to be payable over the course of the 12-month period following termination in accordance with the Employer’s normal payroll practices, and (B) to the extent permitted by applicable law, shall reimburse Executive for the reasonable cost of premium payments paid by Executive to continue his then-existing health insurance for himself and his eligible dependents as provided by Employer for a period of 12 months following termination; or

(ii) at any time without Cause or upon the Disability of Executive (provided that Executive shall give Employer at least 60 days prior written notice of his intent to terminate).

(c) Termination by Mutual Agreement. During the Term, Executive’s employment, and this Agreement, may be terminated at any time by mutual, written agreement of the Parties.

(d) Termination upon Death. Executive’s employment, and this Agreement, shall terminate automatically upon the death of Executive.

(e) Effect of Termination; Resignation. Upon the termination of Executive’s employment hereunder, Employer shall have no further obligations to Executive or Executive’s estate, heirs, beneficiaries, executors, administrators, or legal or personal representatives with respect to this Agreement, except for the payment of any amounts earned and owing under Sections 4(a)-4(d) hereof as of the effective date of the termination of Executive’s employment and any payment(s) required by Section 5(a)(ii), Section 5(a)(iii), Section 5(b)(i), and/or Section 6 of this Agreement. Further, upon the termination of Executive’s employment hereunder, if Executive is a member of the Board of Directors, or of the board of directors of any Affiliate of Bank, Executive shall, at the request of Employer, resign from his position(s) on such board(s), with any and all such resignations to be effective not later than the date on which Executive’s employment is terminated.

6. Change of Control.

(a) If, within 12 months following a Change of Control, Employer (or any successor of or to Employer) terminates Executive’s employment under this Agreement without Cause, Executive (or in the event of his subsequent death his estate or designated beneficiary or beneficiaries, as the case may be) shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to one times Executive’s Annual Base Salary as of the date of termination, such amount to be paid in full in one lump sum payment on the last day of the month during which the termination of Executive’s employment occurs. Additionally, Executive will continue to receive the health insurance plan benefits then in effect for employees of Employer for a period of one year following termination, to include payment of any Employer-funded portion of the plan.

(b) If, within 12 months following a Change of Control, Executive terminates his employment with Employer (or any successor of or to Employer) under this Agreement for Cause, Executive (or in the event of his subsequent death his estate or designated beneficiary or beneficiaries, as the case may be) shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to (i) if termination is for Cause as defined in Section 1(f)(ii)(A) or Section 1(f)(ii)(C), one times Executive’s Annual Base Salary as of the date of termination, such amount to be paid in full in one lump sum payment on the last day of the month during which the termination of Executive’s employment occurs, or (ii) if termination is for Cause as defined in Section 1(f)(ii)(B), one times Executive’s Annual Base Salary immediately before the reduction in salary and other compensation and benefits giving rise to termination, such amount to be paid in full in one lump sum payment on the last day of the month during which the termination of Executive’s employment occurs. Additionally, Executive will continue to receive the health insurance plan benefits then in effect for employees of Employer for a period of one year following termination, to include payment of any Employer-funded portion of the plan.

7. Employer Information.

(a) Ownership of Employer Information. All Employer Information received or developed by Executive or by Employer while Executive is employed by Employer shall be and will remain the sole and exclusive property of Employer.

(b) Obligations of Executive. Executive agrees:

(i) to hold all Employer Information in strictest confidence;

(ii) not to use, duplicate, reproduce, distribute, disclose, or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(iii) in any event, not to take any action causing any Employer Information to lose its character or cease to qualify as, and not to fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as, Confidential Information or a Trade Secret; provided, however, that none of the foregoing obligations shall preclude Executive from making any disclosures of Employer Information which Executive has been advised in writing by independent legal counsel are required by law, rule, or regulation. This Section 7 shall survive for a period of two years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law with respect to Trade Secrets.

(c) Delivery upon Request or Termination. Upon request by Employer, and in any event upon termination of Executive’s employment with Employer, Executive will promptly deliver to Employer all property belonging to Employer, including without limitation all Employer Information then in Executive’s possession or control.

8. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Non-Competition. Executive agrees that, during the period of Executive’s employment hereunder and, in the event of the termination of Executive’s employment, for the duration of the Post-Termination Period, Executive will not (except on behalf of or with the prior written consent of Employer):

(i) within the Area, either directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others, engage in any activity, enterprise, or venture competitive with the Business of Employer;

(ii) within the Area, either directly or indirectly, perform for any Competing Business any services that are the same as, or essentially the same as, the services the Executive provided for Employer;

(iii) within the Area, accept employment with or be employed by any person engaged in any business, activity, enterprise, or venture competitive with the Business of Employer; or

(iv) work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new bank or other financial institution within the Area.

(b) Non-Solicitation of Customers. Executive agrees that, during the period of Executive’s employment hereunder and, in the event of the termination of Executive’s employment, regardless of the reason, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service of or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any of Employer’s customers or any customers of any Affiliate of Employer, including prospective customers actively sought by Employer or any Affiliate of Employer with whom Executive has or had contact during the last two years of Executive’s employment with Employer, for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Employer or any Affiliate of Employer.

(c) Non-Solicitation of Employees. Executive agrees that, during the period of Executive’s employment hereunder and, in the event of the termination of Executive’s employment, regardless of the reason, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire away, or attempt to solicit, recruit, or hire away, any employee of Employer or any Affiliate of Employer with whom Executive had contact during the last two years of Executive’s employment, regardless of whether such employee is a full-time, part-time, or temporary employee of Employer or an Affiliate of Employer or such employee’s employment is pursuant to a written agreement, for a determined period, or at will.

(d) Non-Disparagement. Executive agrees that, during the period of Executive’s employment hereunder and for a period of two years thereafter, Executive will not make any untruthful statement (written or oral) that could reasonably be perceived as disparaging to Employer or any Affiliate of Employer.

(e) Modification. The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Executive to those necessary to protect Employer from inevitable disclosure of Confidential Information and Trade Secrets and/or unfair competition. The Parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time and an arbitrator, court, or other trier of fact determines that the scope of the restrictions contained in this Agreement is overbroad, then such arbitrator, court, or other trier of fact may modify the scope of the restrictions contained in this Agreement.

(f) Tolling. Executive agrees that, in the event Executive breaches this Section 8, the Post-Termination Period shall be tolled during the period of such breach and shall be extended to 12 months after all breaches of this Agreement have ceased.

(g) Remedies. Executive agrees that the covenants contained in Section 7 and Section 8 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of Employer and its Affiliates; and that irreparable loss and damage will be suffered by Employer should Executive breach any of such covenants. Therefore, Executive agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants contained in Section 7 or Section 8 of this Agreement and that, in such event, Employer shall not be required to post a bond. Employer and Executive agree that all remedies available to Employer shall be cumulative.

9. Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, regulation, or public policy.

10. No Set-Off by Executive . The existence of any claim, demand, action, or cause of action by Executive against Employer or any Affiliate of Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights hereunder.

11. Notices . All notices, requests, waivers, and other communications required or permitted hereunder shall be in writing and shall be either personally delivered; sent by national overnight courier service, postage prepaid, next-business-day delivery guaranteed; or mailed by first class United States Mail, postage prepaid, return receipt requested, to the recipient at the address below indicated:

If to Bank:

Reliant Bank

1736 Carothers Parkway, Suite 100

Brentwood, Tennessee 37027

Attention: Chairman of the Board

If to Executive:

Wallace E. Gammon, Jr.

608 Patriot Lane

Franklin, Tennessee 37067

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, requests, waivers, and other communications shall be deemed to have been effectively given: (a) when personally delivered to the Party to be notified; (b) two business days after deposit with a national overnight courier service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed; or (c) five business days after deposit in the United States Mail, first class, postage prepaid with return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver, or other communication shall be effectively given upon receipt), and addressed to the Party to be notified as set forth above. A Party may change such Party’s notice address set forth above by giving the other Party 10 days written notice of the new address in the manner set forth above.

12. Assignment. The rights and obligations of Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Bank, including without limitation a purchaser of all or substantially all of the assets of Bank. If this Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the assignor shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Bank” or “Employer” hereunder, but Executive will not be deemed to have experienced a termination of employment by virtue of such assignment. This Agreement is a personal contract and the rights and interest of Executive may not be assigned by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

13. Waiver. A waiver by a Party to this Agreement of any breach of this Agreement by the other Party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

14. Mediation. Except with respect to Section 7, Section 8, and Section 22 hereof and as provided in Section 15 hereof, in the event of any dispute arising out of or relating to this Agreement or a breach hereof, which dispute cannot be settled through direct discussions between the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding mediation in accordance with the rules of alternative dispute resolution of the State of Tennessee for the judicial circuit containing Williamson County, Tennessee before resorting to any other process for resolving the dispute.

15. Applicable Law and Choice of Forum. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any appropriate state court located in Williamson County, Tennessee or federal court for the Middle District of Tennessee shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The Parties consent and waive any objection to the jurisdiction or venue of such courts.

16. Interpretation. Words used herein importing any gender include all genders. Words used herein importing the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.

17. Entire Agreement. This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement. No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless made in writing and signed by all Parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, other than the Parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

20. Legal Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party may be entitled at law or in equity.

21. Survival. The obligations of the Parties pursuant to Sections 4(h), 7, 8, 14, 15, 20, 21, 23, 24, 25, and 26 shall survive the expiration and/or termination of this Agreement and/or the termination of Executive’s employment hereunder for the periods expressly designated under such sections or, if no such period is designated, for the maximum period permissible under applicable law.

22. Representation Regarding Restrictive Covenants. Executive represents that Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit Executive from entering into this Agreement or providing the services for Employer contemplated by this Agreement on or after the Effective Date. In the event Executive is subject to any such agreement, this Agreement shall be rendered null and void and Employer shall have no obligations to Executive under this Agreement.

23. Section 409A. It is the intent of the Parties that any payment to which Executive is entitled under this Agreement be exempt from Section 409A of the Code (“Section 409A”) to the maximum extent permitted under Section 409A. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A, such amounts shall be paid and provided in a manner that, and at such time and in such form as, complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided for therein for non-compliance. No Party shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A without the consent of the other Party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A. To the extent that some portion of the payments provided for under this Agreement may be bifurcated and treated as exempt from Section 409A under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A.

24. Tax Matters.

(a) Withholding of Taxes. Bank may deduct and withhold from any amounts payable under this Agreement all federal, state, city, or other taxes Bank is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.

(b) Excise Taxes.

(i) In the event that any amounts payable under this Agreement or otherwise to the Executive would (A) constitute “parachute payments” within the meaning of Section 280G of the Code or any comparable successor provision and (B) but for this Section 24(b), be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provision (the “Excise Tax”), then such amounts payable to Executive shall be reduced (but not below zero) to the extent necessary to ensure that no portion thereof is subject to the Excise Tax, but only if the net amount of such amounts payable, as so reduced, is greater than or equal to the net amount of such amounts payable if such reduction were not made and Executive had paid such Excise Tax. Any such reduction shall be made by Bank, in its sole discretion, consistent with the requirements of Section 409A of the Code.

(ii) If notwithstanding any reductions described in this Section 24(b) the Internal Revenue Service (the “IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to Bank, within 30 days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, the portion of such “parachute payments” required to avoid imposition of the Excise Tax.

25. Regulatory Restrictions . The Parties expressly acknowledge and agree that (a) any and all payments contemplated by this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, as such laws and regulations may be amended from time to time, and (b) the obligations of the Parties under this Agreement are generally subject to such conditions, restrictions, and limitations as may be imposed from time to time by applicable state and/or federal banking laws, rules, and regulations.

26. Right to Contact. Executive acknowledges and agrees that Employer shall retain and have the right to contact any new employer or potential employer (or other business) and apprise such person of Executive’s responsibilities and obligations owed under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

BANK:	RELIANT BANK

	By:	/s/ DeVan D. Ard. Jr.
DeVan D. Ard, Jr.
President and Chief Executive Officer
EXECUTIVE:

/s/ Wallace E. Gammon, Jr.
Wallace E. Gammon, Jr.

(Signature Page to Employment Agreement)